Exhibit 99.B(p)(7)

XI.      CODE OF ETHICS

I.                                   PROFESSIONAL STANDARDS

All managers, officers and employees of Blackcrane Capital, LLC (“BC”) (collectively, these managers, officers and employees are referred to herein as “BC Personnel”) must act in an ethical and professional manner. BC has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by BC Personnel.

A.                                    All BC Personnel must at all times reflect the professional standards expected of persons in the investment advisory business. These standards require all BC Personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties.

B.                                    All BC Personnel must act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

C.                                    At all times, the interests of BC’s clients are paramount, and all BC Personnel will place the interests of BC’s clients ahead of any personal interests, except as may otherwise be approved or disclosed to clients. Accordingly, personal transactions in securities by BC Personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of BC’s clients. Likewise, BC Personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with BC at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

D.                                    BC has adopted Insider Trader Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by BC Personnel. The Insider Trading Policies are a part of this Code of Ethics.

E.                                     BC has adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent BC Personnel from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics.

F.                                      BC has adopted an FCPA policy to ensure compliance by employees and representatives of BC with the Foreign Corrupt Practices Act (the “FCPA”), and maintenance of the highest level of professional and ethical standards in the conduct of the company’s business affairs. The FCPA policy is an additional document that employees must review and acknowledge.

G.                                    BC Personnel will not accept compensation for services from outside sources without the specific permission of BC’s Compliance Officer.

H.                                   When any BC Personnel face a conflict between their personal interest and the interests of clients, they will report the conflict to BC’s Compliance Officer for instruction regarding how to proceed.

I.                                        The recommendations and actions of BC are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts to third parties, except when the firm has a legitimate business purpose for doing so, and the recipients are subject to a duty of confidentiality. Further, the firm will only make such disclosures if, in Blackcrane’s opinion, it is in the best interest of the firm’s clients.

In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with BC, without the prior written approval of the Compliance Officer.

J.                                        The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all BC Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

II.                                             INSIDER TRADING

A. Overview and Purpose

The purpose of the policies and procedures in this Section II (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with BC. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B. General Policy

1.                                      Prohibited Activities

All owners and employees of BC, including contract, temporary, or part-time personnel, or any other person associated with BC are prohibited from the following activities:

(a)         trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)         communicating material, non-public information about the issuer of any securities to any other person. The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.                                      Reporting of Material, Non-Public Information

Any owner or employee who possesses or believes that she/he may possess material, nonpublic information about any issuer of securities must report the matter immediately to the Compliance Officer. The Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C. Material Information, Non-Public Information, Insider Trading and Insiders

1.                                      Material Information. “Material information” generally includes:

•                  any information that a reasonable investor would likely consider important in making his or her investment decision; or

•                  any information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

2.                                      Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall

Street Journal or other publications of general circulation would be considered public.

3.                                      Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

4.                                      Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with BC may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D. Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include: civil injunctions, jail sentences, revocation of applicable securities-related registrations and licenses, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, BC’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

III.                                            GENERAL PERSONAL TRADING POLICIES

A. GENERAL PRINCIPLES

The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the management of BC. Securities transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:

(a)         the interests of clients must be placed before personal interests at all times;

(b)         no covered person may take inappropriate advantage of his or her position; and

(c)          the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person’s position of trust and responsibility.

B. DEFINITIONS

1.              COVERED PERSONS All managers, officers and employees of BC, including part-time employees, are “covered persons” under the Personal Trading Policies.

2.              COVERED ACCOUNTS A “covered account” under the Personal Trading Policies is any account in which a covered person:

(a)         has a direct or indirect interest, including, without limitation, an account of a spouse or a minor child; or

(b)         has direct or indirect control over purchase or sale of securities.

3.              ADDITIONAL DEFINITIONS

(a)                                 “Initial Public Offering” (“IPO”) means any security which is being offered for the first time on a recognized stock exchange.

(b)                                 “Part-time employees” means employees employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

(c)                                  “Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

C. RESTRICTIONS ON TRADING

1.              Prohibited Trading Period

Trades in any security (including options underlying a security) 5 calendar days before and 5 days after any client account trades or considers trading the same security (or underlying security) are prohibited. The Compliance Officer will determine which specific client accounts will be matched as to each covered person on a case-by-case basis.

2.              Restricted Securities List

It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, or significant shareholder), in which capacity such person may receive material, non-public information regarding an issuer. In such cases, the covered person must notify the Compliance Officer of that relationship. The Compliance Officer will review the relationship and will determine whether or not to place the securities of the issuer on a restricted securities list (the “Restricted Securities List”). Trades in any security on the Restricted Securities List are prohibited.

3.              Initial Public Offerings (IPOs)

Investing in IPOs is prohibited.

4.              Short-Term Trading

Conducting an opposite trade in any equity security within 30 days of a purchase or sale of such security is prohibited.

5.              Options

Conducting an opposite trade in an option (or in an option and its underlying security) within 5 days of a purchase or sale of such option or underlying security is prohibited.

6.              Short Sales

Short sales of securities are prohibited.

7.              Certain Public Company Securities

Purchases and sales of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the Compliance Officer determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest. Specific requests to purchase or sell any restricted security must be made in writing to the Compliance Officer.

8.              Private Placements and Hedge Funds

Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the Compliance Officer. Approval is contingent upon the Compliance Officer determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest. Specific requests to purchase or sell any interest in a private placement or a hedge fund must be made in writing to the Compliance Officer. Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the Compliance Officer.

9.              Investment Clubs

Participation in an investment club requires approval by the Compliance Officer. Preclearance may be granted on written request if the covered person’s participation does not create any actual, potential or apparent conflict of interest.

D. EXCEPTIONS TO THE PERSONAL TRADING POLICIES

1. Certain Types of Securities and Related Instruments

Transactions involving any of the following securities are not subject to any of the Restrictions on Trading above and do not require pre-clearance or reporting:

(a)         Open-end mutual funds and unit investment trusts (not closed-end mutual funds).

(b)         United States government securities (e.g., U.S. treasury bonds)

(c)          Money market instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).

(d)         Variable annuities issued by insurance company separate accounts.

(e)          Exchange traded funds

2. Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:

(a)         the covered person provides to the Compliance Officer a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

(b)         the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

(c) the covered person ensures that duplicate broker-dealer trade confirmations are provided to BC.

3. Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the Compliance Officer may consider granting additional exemptions from the Restrictions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the Compliance Officer. Exceptions will only be granted in those cases in which the Compliance Officer determines that granting the request will create no conflict of interest. Each exemption to the Restrictions on Trading will be documented and signed off by the Compliance Officer. Documentation will including the reason there was deemed to be no conflict of interest.

E. PRE-CLEARANCE PROCEDURES.

Every proposed equity securities transaction by covered persons in covered accounts (excluding exceptions set forth in Sub-Sections D(1) and (2) above) must be pre-cleared in accordance with the pre-clearance procedures set forth below:

(a)         The covered person completes and submits a Pre-Clearance Request Form to the Compliance Officer (complete a new Pre-Clearance Request Form for each trade).

(b)         The Compliance Officer reviews and approves or rejects the request, communicating its decision to the covered person.

(c)          The Compliance Officer will note the date and time of its approval or denial on the request form.

(d)         The covered person must complete any approved trade within five (2) business days of the approval date reflected on the Pre-Clearance Request Form.

(e)          Following execution of the trade, the Compliance Officer will note the date of the trade on the Pre-Clearance Request Form and, for sales, will also note the original purchase date for the shares sold.

Note: The Compliance Officer has designated BC’s Chief Investment Officer (“Chief Investment Officer”) to act under this Code of Ethics in his absence or unavailability. On such occasions, the Chief Investment Officer shall have the same authority as the Compliance Officer under this Code of Ethics. In addition, the Compliance Officer shall submit his personal trading Pre-Clearance Request Forms to the Chief Investment Officer, and the Chief Investment Officer shall submit his personal trading Pre-Clearance Request Forms to the Compliance Officer for review and approval in accordance with the procedures described above.

F. REPORTING REQUIREMENTS

1.              Initial Account and Annual Holdings Reports

i. Within 10 days of beginning employment, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit.

ii. Each covered person must submit annually thereafter a holdings report setting forth the above-specified information which must be current as of a date no more than forty-five (45) days before the report is submitted. The form used to report initial and annual personal holdings is set forth in Appendix I to this Code.

2.              Immediate Trade Confirmations for Unbrokered Trades

If no broker is involved in a trade by a covered person, the covered person shall provide a transaction report within 10 days of the trade.

3.              Quarterly Transaction Reports

Every Supervised Person must report to the Chief Compliance Officer no later than thirty (30) days after the end of the calendar quarter, the following information:

i. With respect to any transaction during the quarter in a Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership:

a.              The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.              The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.               The price of the Covered Security at which the transaction was effected;

d.              The name of the broker, dealer or bank with or through which the transaction was effected; and

e.               The date that the report is submitted by the Supervised Person.

The foregoing Item ii includes reporting securities acquired through a gift or inheritance.

ii. With respect to any account established by the Supervised Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Supervised Person:

a.              The name of the broker, dealer or bank with which the Supervised Person established the account;

b.              The date the account was established; and

c.               The date that the report is submitted by the Supervised Person.

iii. If a Supervised Person instructs all broker-dealers, who hold Covered Securities in which such Supervised Person has beneficial ownership, to provide duplicate account statements required under the above section to the Chief Compliance Officer within the time period required for a Quarterly Transaction Report (i.e., within 30 days after the end of the applicable calendar quarter) and provides the information required in part b. above, then such Supervised Person need only represent on the Quarterly Transaction Report:

a.         that he/she has directed all broker-dealers who hold any Covered Securities in which such Supervised Person has beneficial ownership to send duplicate confirmations and account statements to the Chief Compliance Officer;

b.         the form of such confirmations, account statements or records provided to Blackcrane contains all the information required in a Quarterly Transaction Report; and

c.          with respect to any account established during the applicable quarter in which the Supervised Person has beneficial ownership in Covered Securities, the information provided in accordance with part b. is true and accurate.

It is the obligation of each Supervised Person relying on part iii to ensure compliance with its requirements. The Form used for the Quarterly Transaction Report has been attached as Appendix II.

Exception to Reporting Requirements:

A person need not make a report to the Chief Compliance Officer under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. (For example, if Supervised Person makes an affirmative demonstration that control has been delegated to an independent third party, or that Supervised Person’s ownership involves a blind trust.)

G. REPORTING VIOLATIONS & PENALTIES FOR VIOLATIONS

1. Reporting Violations

All supervised persons shall promptly report to their supervisor, the Chief Compliance Officer or a Member of Senior Management all apparent violations of the Code without fear of retaliation. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not permit any form of intimidation or retaliation against any employee who reports a violation of the Firm’s policies. Senior Management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

Supervisors and other Members of Senior Management shall immediately report possible material violations of the Code to the Chief Compliance Officer. The Chief Compliance Officer shall promptly report to the Senior Management all material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to Senior Management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to Senior Management.

2. Penalties for Violations

Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action. Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis.

H.                              BOARD REPORTING PROCESS

Any material items should be reported to the Fund CCO who will report to the Board at each meeting in accordance with Rule 17j-1 of the Investment Company Act.

XII.      PRIVACY POLICY

In the course of client relationships, BC gathers and maintains personal, non-public information regarding its clients’ financial circumstances and investment objectives. BC is committed to maintaining the privacy and confidentiality of this client information. Accordingly, BC has adopted a privacy policy in accordance with SEC and FTC privacy regulations which require investment advisers to determine and disclose how they treat nonpublic personal information of their “customers” and “consumers,” as those terms are defined in Regulation S-P adopted by the SEC and similar privacy rules adopted by the FTC.

Generally speaking, these regulations define “consumers” of BC to include any individuals, or their legal representative(s), who obtain or have obtained a financial product or service from BC that is to be used primarily for personal, family or household purposes; “customers” as any consumers that engage or enter into a continuing relationship with BC; and “nonpublic personal information” as personally identifiable financial information and any list, description or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available.

A.                                         BC may collect nonpublic personal information about customers and consumers from a variety of sources, including the following:

•                  Information received from account applications, questionnaires, interviews, information forms and other client interactions;

•                  Information about transactions with BC, BC’s affiliates, or others; and

•                  Information BC obtains or receives from a consumer reporting agency.

All such information will be maintained in BC’s master client files and/or stored on appropriate electronic media. Information from potential customers may be filed in temporary files, but shall be subject to the same restrictions and limitations as other client files outlined below.

B.                                         BC personnel will not share or disclose nonpublic personal information except (i) as necessary to service customer accounts including, without limitation, the settlement, billing, processing, clearing, or transferring of customer transactions; or (ii) as otherwise directed by a consumer or client. Access to all customer files and information, whether in paper or electronic format, is limited to BC personnel for the purposes of servicing customer accounts.

C.                                         With prior approval from the Chief Operating Officer or the Compliance Officer, BC personnel may remove customer files or information from BC’s premises overnight or over a weekend when

APPENDIX I

BLACKCRANE CAPITAL, LLC

Code of Ethics

PERSONAL SECURITIES INITIAL & ANNUAL HOLDINGS REPORT

Each Supervised Person is to report initially (within 10 days of becoming a Supervised Person) and annually thereafter (no later than January 31st of each year) information about any security holdings in which you have a direct or indirect beneficial interest, including any personal, household or family accounts and holdings or other accounts or holdings for which you have authority to trade or invest.

If an annual report, the information provided below must be current as of a date no more than 45 days before the report is submitted.

Instructions:

1.      Please complete all sections;

2.      Print, sign and date the form;

3.      Return to the Chief Compliance Officer; and

4.      Send before the deadline dates noted above.

Initial/Annual Holdings Information

☐ I do not currently have any securities holdings.

☐ I have attached statements of all securities holdings.

☐ I have arranged for the Firm to receive automatic duplicate statements of securities transactions and holdings which meet the reporting requirements. The following are the accounts in which any Securities are held for my direct or indirect benefit:

NAME OF BROKER/DEALER,
BANK OR ENTITY WITH THE ACCOUNT	ACCOUNT NAME

Additional Information

Do you have any outside employment or business activity, including serving as a Director, Officer, Trustee, Member, Partner, or in any other capacity, for any other entity?

YES ☐ NO ☐

If YES, Describe:

I certify that to the best of my knowledge this form and the attached statement(s) (if any) constitute all of the information required to be submitted under the Restated Code of Ethics of BC.

Date:

Signature

Print Name

Return to CCO. Questions regarding this Form may be directed to the CCO.

Date Submitted to Chief Compliance Officer:

Reviewed by Chief Compliance Officer:

APPENDIX II

BLACKCRANE CAPITAL, LLC’S QUARTERLY SECURITIES

TRANSACTION AND GIFT REPORT

FOR THE CALENDAR QUARTER ENDED [        ]

To: Chief Compliance Officer

Instructions:

1.     Please complete Item A OR B

2.     Please complete Item C

3.     Please complete Item D

4.     Print, sign and date the form;

5.     Return to the Chief Compliance Officer; and

6.     Send before the deadline date noted below.

A. No reportable transactions. OR

During the quarter referred to above, the following transactions were effected in Covered Securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Restated Code of Ethics of Blackcrane.

SECURITY (INCLUDE FULL NAME OF ISSUER/ TICKER SYMBOL OR CUSIP)	DATE OF TRANSACTION	INTEREST RATE AND MATURITY DATE (IF APPLICABLE)	NUMBER OF SHARES	PRINCIPAL AMOUNT OF TRANSACTION	NATURE OF TRANSACTION: (BUY/SELL)	PRICE AT WHICH TRANSACTION EFFECTED	BROKER/DEALER OR BANK EFFECTED THROUGH:

B.    In lieu of the information required under A above, I represent that I have given instructions to each broker-dealer who holds Securities in which I have beneficial ownership to provide duplicate trade confirmations and/or brokerage account statements to Blackcrane and together with any new accounts listed under C below, such transactions represent all transactions which must be reported pursuant to the Code of Ethics.

C.  During the quarter referred to above, I established the following accounts in which any Securities were held during the quarter for my direct or indirect benefit:

NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT	DATE ACCOUNT WAS ESTABLISHED

OR N/A

D.  Have you been the recipient of any gifts, business meals, sporting events, or other business entertainment from anyone doing business with the firm with a value in excess of $100 per gift or event? YES ☐ NO ☐

If YES, Describe:

This report is to be signed, dated and returned within thirty (30) days of the end of the calendar quarter. Your signature also certifies compliance with the “Gifts and Entertainment” provisions of the Code of Ethics, including reporting requirements.

Signature:

Printed name:

Date:

Questions regarding this form may be directed to the Chief Compliance Officer.

Date Submitted to Chief Compliance Officer:

Reviewed by Chief Compliance Officer: